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                              RESTRICTIVE AGREEMENT


         This Agreement is made this 15th day of September, 1996 by and between Ablest Service Corp. ("Ablest") and Britt D. Ehrhardt ("Employee").

A. Ablest, a staffing service firm, has devoted a substantial amount of time and effort and incurred substantial cost in developing and maintaining its clientele and its pool of field employees. As a result of Ablest's efforts, its clients have near-permanent relationships with Ablest and its clients and Ablest's pool of field employees constitute very valuable assets of Ablest.

B. Employee has become employed by Ablest as its General Manager of the Tech Resources Group and, as such is likely to have contact with certain clients of Ablest and to acquire knowledge of Ablest's pool of field employees.

C. Ablest desires to protect its interests in its business and was unwilling to hire Employee unless he agreed that if he is terminated for any reason he will compensate Ablest for the fair value of Ablest's clients which subsequently become clients of the Employee and for any person from its pool of field employees who subsequently becomes a field employees for the Employee as a result of Employee having gained knowledge of the person through employment with Ablest.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants and conditions hereinafter set forth, and other good and valuable considerations, including, but not limited to, employment of the Employee, the parties agree as follows:

         1. Value of Clientele. The parties acknowledge that the value of Ablest's clients should be based upon (1) the value generally of clients of a staffing service business in the marketplace; (2) the type and quality of the existing clients of Ablest and of those likely to become clients and, (3) the substantial amount of time, effort, and cost which have been devoted and incurred by Ablest in developing and maintaining its clients. Based upon all of the foregoing factors, the parties agree that a fair value of each present and future client of Ablest is an amount equal to twenty-two percent (22%) of the sum billable to such client for the time the client has done business with Ablest.

         2. Value of Pool of Field Employees. The parties acknowledge that the value of the pool of field employees that has been formed by Ablest should be based upon (1) the substantial amount of time, effort and cost which has been devoted and incurred by Ablest in developing and maintaining its pool of field employees; and (2) the value generally of a pool of field employees of a staffing service business in the marketplace. Based upon all of the foregoing factors, the parties agree that the fair value of each present and future member of the pool of field employees of Ablest is an amount equal to twenty-two percent (22%) of the sum billable to a client for the use of a temporary



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         3.      Services for a Client Following Termination.  If the
employment of the Employee is terminated for any reason by Ablest or if Employee voluntarily terminates his employment at a time at which Ablest is not in breach or default of the employment contract between him and Ablest dated the date hereof (the "Employment Contract") or that certain promissory note dated the date hereof made by Ablest to Tech Resource, Inc. (the "Note"), then Employee shall pay to Ablest an amount equal to twenty-two percent (22%) of all fees received by the Employee for providing field employees to a client within a fifty mile radius of an Ablest Office in the Tech Resource Group or Information Technology Division which exists as of the date of termination during the one-year period following the Employee's termination of employment. Services shall be deemed to have been performed by Employee for a client located within a fifty (50) mile radius of any Ablest office in the Tech Resources Group or within the Information Technology Division if performed directly or indirectly by Employee or by any firm with which Employee is associated as an employee, owner, partner, consultant, or otherwise. For purposes of this Agreement, a "Client" is a person who has contracted with Ablest, for Ablest to provide field employees, within the three (3) months prior to such termination.

         4. Utilization of Ablest's Pool of Field Employees. If the employment of Employee is terminated for any reason by Ablest or if Employee voluntarily terminates his employment at a time at which Ablest is not in breach or default of the Employment Contract or the Note, then Employee shall pay to Ablest an amount equal to twenty-two percent (22%) of all fees for which Employee is not required to make a payment pursuant to Paragraph 3 hereof received by the Employee for the employment of persons from Ablest's pool of field employees to Clients of the Employee located within a fifty (50) mile radius of any Ablest office in the Tech Resources Group or Information Technology Division during the one-year period following Employee's termination of employment which office existed as of the date of termination.

         5. Relationship with Ablest Employees. If the employment of the Employee is terminated for any reason by Ablest or if Employee voluntarily terminates his employment at a time at which Ablest is not in breach or default of the Employment Contract or the Note, then Employee agrees that he will not, for a period of one year, directly or indirectly hire, solicit or encourage any employee of Ablest to leave Ablest's employ or hire any former Ablest employee within one year after the date such person ceases to be an Ablest employee.

         6. Payment to Ablest. If the Employee, after termination of his employment by Ablest for any reason, or after voluntary termination of his employment by Employee at a time at which Ablest is not in breach or default of the Employment Contract or the Note, then performs services for a Client of Ablest or employs a person or persons from Ablest's pool of field employees, the Employee will, within ten (10) days after the commencement of services and/or employment of Ablest's temporaries, pay in advance to Ablest one-half (1/2) of one month's average billing of Ablest to the Client or one-half of one month's average billing of a member of the pool of field employees and said monies shall be credited against any future sums due Ablest by virtue of this Agreement. If Employee bills any fees to which Ablest is entitled to under this Agreement, he shall remit twenty-two percent (22%) of the amount to Ablest within ten (10) days from the date the invoice for such fees is issued. In addition, Employee shall furnish Ablest, upon request, a written account of all such fees received within ten (10) days following each three-month period after the Employee's termination of employment.




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         7.      Default by Employee.  Inasmuch as default by Employee
hereunder will cause Ablest irreparable harm which cannot be compensated for by monetary damages alone, the parties agree that the obligations of Employee hereunder may be enforced by injunction or restraining order.

         8. APPLICABLE LAW AND ENFORCEMENT. This Agreement shall be subject to and governed by the Laws of the State of Georgia and any dispute arising under this Agreement shall be settled by binding arbitration in such state by a single arbitrator who shall be appointed and act in accordance with the rules of the American Arbitration Association. Judgment upon the decision of such arbitrator, including an injunction or restraining order, may be entered in any court of competent jurisdiction. Attorney's fees shall be awarded to the prevailing party.

ABLEST SERVICE CORP.                             Employee

By:                                              By

/s/ W. David Foster, President                   /s/ Britt D. Ehrhardt
- --------------------------------                 -----------------------------
(Name)           (Title)                         Britt D. Ehrhardt


WITNESS: /s/ Claire W. Ehrhardt
        ------------------------
      (Name)




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